    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1994

                                            REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                         PANHANDLE EASTERN CORPORATION
                 (EXACT NAME OF ISSUER AS SPECIFIED IN CHARTER)

                   DELAWARE                                     74-2150460
         (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                             5400 WESTHEIMER COURT
                                 P.O. BOX 1642
                           HOUSTON, TEXAS 77251-1642
                                 (713) 627-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                         PANHANDLE EASTERN CORPORATION
                         1994 LONG TERM INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)
                             ---------------------
                           ROBERT W. REED, SECRETARY
                         PANHANDLE EASTERN CORPORATION
        5400 WESTHEIMER COURT, P.O. BOX 1642, HOUSTON, TEXAS 77251-1642
                                 (713) 627-5400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------
                                                      PROPOSED       PROPOSED
          TITLE OF EACH                AMOUNT          MAXIMUM        MAXIMUM       AMOUNT OF
       CLASS OF SECURITIES             TO BE       OFFERING PRICE    AGGREGATE    REGISTRATION
        TO BE REGISTERED           REGISTERED(1)      PER UNIT    OFFERING PRICE       FEE
- ------------------------------------------------------------------------------------------------
Common Stock, par value
  $1.00 per share................  3,000,000 shares    $22.25(2)  $66,750,000(2)     $23,018
- ------------------------------------------------------------------------------------------------
Participating Preferred Stock
  Purchase Rights(3).............  3,000,000 rights       (3)           (3)          $100(3)
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) Plus an indeterminate number of shares of Common Stock and associated Purchase Rights which may be issued as a result of any stock dividend, stock split or other recapitalization.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System on August 12, 1994.

(3) Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock. Value attributable to such Purchase Rights, if any, is reflected in the market price of the Common Stock. Fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933, as amended.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") by Panhandle Eastern Corporation (the "Company") pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") (File No. 1-8157):

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994.

          3. The Company's Current Report on Form 8-K dated January 21, 1994.

     All other documents hereinafter filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The consolidated financial statements and schedules of Panhandle Eastern Corporation and Subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick refers to changes in the method of accounting for income taxes and postretirement benefits other than pensions.

ITEM 4. DESCRIPTION OF CAPITAL STOCK

     At June 30, 1994, the authorized capital stock of the Company consisted of 300,000,000 shares of Common Stock, of which 120,519,730 shares were outstanding. At that date, 3,000,000 shares were reserved for issuance under the 1994 Long-Term Incentive Plan, 2,201,753 shares of Common Stock were reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan, 398,717 shares were reserved for issuance under the 1977 Non-Qualified Stock Option Plan, 1,253,144 shares were reserved for issuance under the 1982 Key Employee Stock Option Plan, 200,000 shares were reserved for issuance under the 1989 Nonemployee Directors Stock Option Plan, 2,111,420 shares were reserved for issuance under the 1990 Long Term Incentive Plan, 296,850 shares were reserved for issuance under the Special Recognition Bonus Plan, 2,039,684 shares were reserved for issuance under the Employees' Savings Plan, and 34,430 shares were reserved for issuance under the Employees' Stock Ownership Plan.

     At June 30, 1994, the Company also had authorized 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At June 30, 1994, no Preferred Stock was outstanding.

     The following statements constitute brief summaries of certain provisions of the Company's Restated Certificate of Incorporation, By-Laws and other documents, all of which are listed as exhibits to this Registration Statement and are incorporated herein by reference. Such summaries do not purport to be complete and are qualified in their entirety by reference to the above documents.

COMMON STOCK

     General. Each share of Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election or removal of directors. Holders of the Common Stock have no redemption or conversion rights, participate ratably in any distribution of assets to stockholders in liquidation, subject to the preferential rights of holders of Preferred Stock, and have no preemptive or other subscription rights. Cumulative voting is not permitted in the election of directors. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors ("Board") out of funds legally available therefor, subject to the preferential rights of the holders of Preferred Stock. All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. Continental Stock Transfer and Trust Company is Transfer Agent and Registrar for the Company's Common Stock.

     Certain Provisions of the Restated Certificate of Incorporation and By-Laws. The By-Laws of the Company provide that the Board shall consist of no less than three members, divided into three classes, each class to have a three-year term. The three-year terms of office of the directors shall expire at successive annual meetings of stockholders, so that one class is elected each year. Under the Company's Restated Certificate of Incorporation, the By-Laws of the Company may only be amended or repealed by (a) resolution adopted by a majority of the Board or (b) at any annual or special meeting of stockholders by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of capital stock of the Company at the time entitled to vote generally in the election of directors ("Voting Stock").

     The Company's Restated Certificate of Incorporation also requires that certain "Business Transactions," including mergers, consolidations and sales of a substantial amount of assets, between the Company and a "Related Person" (e.g., any person who is the beneficial owner of more than ten percent of the voting power of the Company) be approved by the affirmative vote of the holders of at least 80 percent of the outstanding Voting Stock unless (a) the transaction is approved by two-thirds ( 2/3) of the "Continuing Directors" of the Company (generally, the members of the Board as constituted prior to the time such Related Person became a Related Person, with such additional persons as such members shall appoint or nominate for election by the stockholders), or
(b) the transaction is a merger or consolidation in which stockholders of the Company will receive at least a certain minimum price for their shares (based on the highest price paid by the Related Person in specified instances) and certain other conditions are satisfied.

RESTRICTIONS ON DIVIDENDS

     At June 30, 1994, under the most restrictive covenant limiting the payment of dividends by the Company, the consolidated stockholders' equity available for payment of dividends was $736.1 million.

PREFERRED STOCK

     The Board, without further action by the stockholders, is authorized to issue shares of Preferred Stock in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation and voting, conversion, redemption and other rights of each series. The Board could issue a series or series of Preferred Stock with rights more favorable with respect to dividends and liquidation than those held by the holders of the Common Stock.

RIGHTS

     On March 11, 1986, the Board declared a dividend of one Participating Preferred Stock Purchase Right ("Right") for each outstanding share of Common Stock held of record on March 21, 1986 or issued thereafter and prior to the date the Rights became exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with such Common Stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradeable.

     Each Right entitles the holder thereof to purchase from the Company one one-hundredth ( 1/100) of a share of a series of Preferred Stock designated as Participating Preferred Stock, par value $1.00 per share, for a price of $103.63, subject to certain anti-dilution adjustments. The Rights become exercisable after the tenth day following the date on which a public announcement is made that any Person (as defined in the Company's Restated Certificate of Incorporation) has acquired Beneficial Ownership (as defined in the Company's Restated Certificate of Incorporation) of 20 percent or more of the Common Stock or the date on which a Person commences or makes a public announcement of its intent to commence a tender or exchange offer to acquire (when added to shares already Beneficially Owned by such Person) 30 percent or more of the Common Stock. The Rights expire on the earlier of (i) March 1, 1996, or if later, the third anniversary of the date on which the Rights became exercisable or (ii) the date on which the Rights are redeemed. The Company is entitled to redeem the Rights at any time prior to the tenth day after a public announcement that a Person has acquired 20 percent or more of the Common Stock at a redemption price of $0.415 per Right. The Company may also redeem the Rights within two years after such date in connection with an acquisition of the Company by a Person other than a Person Beneficially Owning 20 percent or more of the Common Stock (an "Acquiring Person") if such acquisition is approved by a majority of the shares of Common Stock (excluding shares owned by an Acquiring Person).

     Prior to expiration of the Rights, with certain exceptions, the Company may not (a) consolidate with or merge with or into any other Person (other than a wholly-owned subsidiary of the Company) or have any other Person (other than a wholly-owned subsidiary of the Company) consolidate with or merge with or into the Company if, in connection therewith, all or part of the Common Stock of the Company is changed in any way or is converted into or exchanged for stock or other securities or cash or other property, (b) sell or otherwise transfer (or allow one or more of its subsidiaries to sell or otherwise transfer) assets (i) aggregating more than 50 percent of the assets (measured by book value), (ii) aggregating more than 50 percent of the assets (measured by fair market value) or (iii) generating more than 50 percent of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or a wholly-owned subsidiary of the Company) or to two or more such Persons which are affiliated, (c) engage in certain transactions with Acquiring Persons, or (d) permit certain other events to occur at such time as there shall be an Acquiring Person, unless in any such case provision is made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, a number of shares of publicly traded common stock of the Acquiring Person or the Person engaging in the transaction (or an affiliate or associate thereof) which at the time of such transaction would have a market value equal to twice the then current exercise price of the Right. The terms of the Rights may be amended by the Company in any manner which does not adversely affect the holders thereof.

     Holders of the Rights have no right to vote or to receive dividends.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6. INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law provides that every corporation shall have the power to indemnify officers and directors against certain liabilities. The By-Laws of the Company provide that it shall indemnify any director, advisory director, officer or employee of the Company against certain liabilities, which include liabilities under the Securities Act of 1933, as amended ("Securities Act").

     The Company also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums for which are paid by the Company. The effect of these is to indemnify any officer or director of the Company against expenses, judgments, fines, attorney's fees, and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

     Exhibits not incorporated by reference to a prior filing are designated by an asterisk (*) and are filed herewith; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

EXHIBIT                                                                                   FILE
NUMBER                  DESCRIPTION                     ORIGINALLY FILED AS EXHIBIT      NUMBER
- ------- --------------------------------------------   ------------------------------   ---------
  4.1   -- Restated Certificate of Incorporation of    3.1 to Form S-3 of PEC, dated    33-34886
           Panhandle Eastern Corporation                 May 14, 1990
  4.2   -- By-Laws of Panhandle Eastern Corporation,   19(a) to Form 10-Q of PEC for    1-8157
           effective July 8, 1986                        quarter ended September 30,
                                                         1986
  4.3   -- Rights Agreement, dated March 11, 1986,     1 to Form 8-A of PEC, dated      1-8157
           between Panhandle Eastern Corporation and     March 12, 1986
           First City National Bank of Houston
  4.4   -- Amendment to Rights Agreement, dated May    4.1 to Form 8-K of PEC dated     1-8157
           6, 1993, among Panhandle Eastern              May 28, 1993
           Corporation, Texas Commerce Bank National
           Association (as successor to First City
           National Bank of Houston), and
           Continental Stock Transfer & Trust
           Company
  4.5   -- Credit Agreement, dated as of August 1,     4.2 to Form 8-K of Texas         1-4456
           1992, among Panhandle Eastern Pipe Line       Eastern Transmission
           Company, the lenders named therein and        Corporation dated October 5,
           Chemical Bank, as Agent (including            1992
           Guarantee of Panhandle Eastern
           Corporation)
  4.6   -- Credit Agreement, dated as of August 1,     4.1 to Form 8-K of Texas         1-4456
           1992, among Texas Eastern Transmission        Eastern Transmission
           Corporation, the lenders named therein        Corporation dated October 5,
           and Chemical Bank, as Agent (including        1992
           Guarantee of Panhandle Eastern
           Corporation)
  4.7   -- First Amendment, dated as of August 1,      4.1 to Form 10-Q of PEC dated    1-8157
           1993, to the Guarantees by Panhandle          September 30, 1993
           Eastern Corporation in favor of Chemical
           Bank, included as parts of Exhibits 4.5
           and 4.6
 *5.1   -- Opinion of Sullivan & Cromwell
*23.1   -- Consent of Sullivan & Cromwell (included
           in Exhibit 5.1)
*23.2   -- Consent of KPMG Peat Marwick, Independent
           Certified Public Accountants
*24.1   -- Powers of Attorney
*24.2   -- Certified Board of Directors Resolutions
 99     -- Panhandle Eastern Corporation 1994 Long     10.18 to Form 10-K of PEC for    1-8157
           Term Incentive Plan                           year ended December 31, 1993

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant thereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS ON THE 17TH DAY OF AUGUST, 1994.

                                          PANHANDLE EASTERN CORPORATION*

                                          By          ROBERT W. REED

                                            ------------------------------------
                                                (Robert W. Reed, Secretary)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THEIR CAPACITIES AND ON THE DATES INDICATED:

                       SIGNATURE                              TITLE                  DATE
        ----------------------------------------   ----------------------------   -------------
(i)          Principal executive officer:*

                   DENNIS R. HENDRIX               Chairman and Chief Executive   August 17, 1994
        ----------------------------------------     Officer
                  (Dennis R. Hendrix)

(ii)         Principal financial officer:*

                      J. B. HIPPLE                 Senior Vice President and
        ----------------------------------------     Chief Financial Officer
                     (J. B. Hipple)

(iii)        Principal accounting officer:*

                    SANDRA P. MEYER                Controller
        ----------------------------------------
                   (Sandra P. Meyer)

(iv)              Board of Directors:*

                    PAUL M. ANDERSON
        ----------------------------------------
                   (Paul M. Anderson)
                     MILTON CARROLL
        ----------------------------------------
                    (Milton Carroll)
                      ROBERT CIZIK
        ----------------------------------------
                     (Robert Cizik)
                 CHARLES W. DUNCAN, JR.
        ----------------------------------------
                (Charles W. Duncan, Jr.)
                    HARRY E. EKBLOM
        ----------------------------------------
                   (Harry E. Ekblom)
                    WILLIAM T. ESREY
        ----------------------------------------
                   (William T. Esrey)
                    ANN MAYNARD GRAY
        ----------------------------------------
                   (Ann Maynard Gray)

                       SIGNATURE                              TITLE                  DATE
        ----------------------------------------   ----------------------------  -------------
                   DENNIS R. HENDRIX
        ----------------------------------------
                  (Dennis R. Hendrix)
                     HAROLD S. HOOK
        ----------------------------------------
                    (Harold S. Hook)
                  LEO E. LINBECK, JR.
        ----------------------------------------
                 (Leo E. Linbeck, Jr.)
                   GEORGE L. MAZANEC
        ----------------------------------------
                  (George L. Mazanec)
                   RALPH S. O'CONNOR
        ----------------------------------------
                  (Ralph S. O'Connor)
- ---------------
* Signed on behalf of the registrant and each of these persons:

          By            ROBERT W. REED                                            August 17, 1994
- ------------------------------------------------
       (Robert W. Reed, Attorney-in-Fact)

                                EXHIBIT INDEX

EXHIBIT                                                                                   FILE
NUMBER                  DESCRIPTION                     ORIGINALLY FILED AS EXHIBIT      NUMBER
- ------- --------------------------------------------   ------------------------------   ---------
  4.1   -- Restated Certificate of Incorporation of    3.1 to Form S-3 of PEC, dated    33-34886
           Panhandle Eastern Corporation                 May 14, 1990
  4.2   -- By-Laws of Panhandle Eastern Corporation,   19(a) to Form 10-Q of PEC for    1-8157
           effective July 8, 1986                        quarter ended September 30,
                                                         1986
  4.3   -- Rights Agreement, dated March 11, 1986,     1 to Form 8-A of PEC, dated      1-8157
           between Panhandle Eastern Corporation and     March 12, 1986
           First City National Bank of Houston
  4.4   -- Amendment to Rights Agreement, dated May    4.1 to Form 8-K of PEC dated     1-8157
           6, 1993, among Panhandle Eastern              May 28, 1993
           Corporation, Texas Commerce Bank National
           Association (as successor to First City
           National Bank of Houston), and
           Continental Stock Transfer & Trust
           Company
  4.5   -- Credit Agreement, dated as of August 1,     4.2 to Form 8-K of Texas         1-4456
           1992, among Panhandle Eastern Pipe Line       Eastern Transmission
           Company, the lenders named therein and        Corporation dated October 5,
           Chemical Bank, as Agent (including            1992
           Guarantee of Panhandle Eastern
           Corporation)
  4.6   -- Credit Agreement, dated as of August 1,     4.1 to Form 8-K of Texas         1-4456
           1992, among Texas Eastern Transmission        Eastern Transmission
           Corporation, the lenders named therein        Corporation dated October 5,
           and Chemical Bank, as Agent (including        1992
           Guarantee of Panhandle Eastern
           Corporation)
  4.7   -- First Amendment, dated as of August 1,      4.1 to Form 10-Q of PEC dated    1-8157
           1993, to the Guarantees by Panhandle          September 30, 1993
           Eastern Corporation in favor of Chemical
           Bank, included as parts of Exhibits 4.5
           and 4.6
 *5.1   -- Opinion of Sullivan & Cromwell
*23.1   -- Consent of Sullivan & Cromwell (included
           in Exhibit 5.1)
*23.2   -- Consent of KPMG Peat Marwick, Independent
           Certified Public Accountants
*24.1   -- Powers of Attorney
*24.2   -- Certified Board of Directors Resolutions
 99     -- Panhandle Eastern Corporation 1994 Long     10.18 to Form 10-K of PEC for    1-8157
           Term Incentive Plan                           year ended December 31, 1993